Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL

To Withdraw

Ordinary Shares of

INTERXION HOLDING N.V.

in the

Offer to exchange any and all issued and outstanding ordinary shares of

INTERXION HOLDING N.V.

for

0.7067 shares of common stock of Digital Realty Trust, Inc.

by

Digital Intrepid Holding B.V.

Pursuant to the Exchange Offer Prospectus dated January 29, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXCHANGE OFFER EXPIRATION TIME”) OR EARLIER TERMINATED. INXN SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME.

The exchange offer prospectus dated January 29, 2020 (the “Exchange Offer Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), including instructions therefor, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Buyer”), shares of common stock, par value $0.01 per share (“DLR Common Stock”), of Digital Realty Trust, Inc., a Maryland corporation (“DLR”), for all issued and outstanding ordinary shares, nominal value €0.10 per share (“INXN Shares”, such defined term including fractional shares (onderaandelen), nominal value €0.02 per fractional share (onderaandeel), of INXN, provided that a fractional share will be treated for purposes of the definition of INXN Share as one-fifth (1/5th) of an outstanding ordinary share, nominal value €0.10 per share), of InterXion Holding N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (“INXN”), that are validly tendered prior to the Exchange Offer Expiration Time and not validly withdrawn, upon the terms and subject to the conditions set forth herein and in the Exchange Offer Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Letter of Transmittal.

Buyer is offering to exchange each INXN Share that is validly tendered and not properly withdrawn pursuant to the Exchange Offer for the right to receive 0.7067 shares of DLR Common Stock, together with cash in lieu of fractional shares of DLR Common Stock, subject to the terms and conditions described in the Exchange Offer Prospectus.

The Exchange Offer and related withdrawal rights will expire at 12:01 A.M., New York City time, on March 9, 2020, unless extended or terminated in accordance with applicable law and the terms of the Exchange Offer.

THIS NOTICE OF WITHDRAWAL IS TO BE USED ONLY TO WITHDRAW TENDERS OF INXN SHARES PURSUANT TO THE EXCHANGE OFFER. For a withdrawal of INXN Shares to be effective, the Exchange Agent for the Exchange Offer must receive from you a written notice of withdrawal, in the form of the notice of withdrawal provided by Buyer, at one of its addresses provided herein, and such notice must include the name of the person having tendered the INXN Shares to be withdrawn, the number of tendered INXN Shares to be withdrawn and the name of the holder of the tendered INXN Shares to be withdrawn, if different from that of the person who tendered such shares. See “The Offer—Withdrawal Rights” in the Exchange Offer Prospectus.

DESCRIPTION OF INXN SHARES TO BE WITHDRAWN
Name(s) and Address(s) of Registered Holder(s)	Total Number of Share(s) To be Withdrawn and Date(s) Such Shares were Tendered

If INXN Shares have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company (“DTC”) discussed in the section of the Exchange Offer Prospectus entitled “The Offer—Procedures for Tendering,” any notice of withdrawal must comply with the procedures of DTC.

If you hold your INXN Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal to the Exchange Agent on your behalf before the Exchange Offer Expiration Time, unless the Exchange Offer is extended or terminated. If you hold your INXN Shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent.

Any INXN Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn INXN Shares by following one of the procedures discussed in the section of the Exchange Offer Prospectus entitled “The Offer—Procedures for Tendering” at any time prior to the Exchange Offer Expiration Time (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable; provided, that, if Buyer has not yet accepted INXN Shares tendered for exchange, any INXN shareholder may withdraw its tendered shares after the 60th business day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW INXN SHARES PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

This Notice of Withdrawal must be signed below by the registered holder(s) exactly as name(s) appear(s) in book-entry form registered directly in the INXN shareholders register or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the registered holder(s) if different:

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Dated:

DTC Participant Number (applicable for shares tendered through DTC only):

If you wish to withdraw any tendered INXN Shares, you must deliver this Notice of Withdrawal, before 12:01 A.M., New York City time, on March 9, 2020, unless the Exchange Offer is extended or terminated, to the Exchange Agent using the contact information below.

The Exchange Agent for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

By Overnight Mail: Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By First Class Mail: Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Buyer will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its determination will be final and binding, subject to any judgment of a court of competent jurisdiction. Buyer may delegate such power in whole or in part to the Exchange Agent. None of DLR, Buyer, INXN, the Exchange Agent, the Information Agent for the Exchange Offer, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.